"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."


April 1, 1996


Brookfield Athletic Company, Inc.
13 Centennial Drive
Peabody, MA 01961

RE:  DISNEY'S 101 DALMATIAN - LIVE ACTION

Dear Sirs/Mesdames:

We, Disney Enterprises, Inc., hereby agree with you, the licensee identified above, as follows:

1.   MEANING OF TERMS  As used in this license agreement ("Agreement"):

     A. "Licensed Material" means the graphic representations of the following:

               Designated characters of the live action version of DISNEY'S 101 DALMATIANS, but only such characters and depictions of such characters as may be designated by us;

          and designated still scenes from the motion picture identified in Subparagraph 1.B. hereafter.

     B. "Trademarks" means "Walt Disney", "Disney", the representations of Licensed Material included in Subparagraph 1.A above, and the logo of the following motion picture in which Licensed Material included in Subparagraph 1.A above appears:

                            DISNEY'S 101 DALMATIANS

     C. "Articles" means the following items on or in connection with which the Licensed Material and/or the Trademarks are reproduced or used, and includes each and every stock keeping unit ("SKU") of each
          Article:

          (1)  Molded in-line roller skates
          (2)  Adjustable in-line roller skates
          (3)  Traditional booted upper roller skates
          (4)  Adjustable roller skates
          (5) Elbow pads (to be identified and sold only as roller skate accessories)
          (6) Knee pads (to be identified and sold only as roller skate accessories)
          (7) Wrist guards (to be identified and sold only as roller skate accessories)
          (8) Skate bags (to be identified and sold only as roller skate accessories)
          (9) Skate gloves (to be identified and sold only as roller skate accessories)

     D.   "Minimum Per Article Royalty" means for each Article identified herein
          which is sold the sum indicated herein:      *****
"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."

     E.   "Principal Term" means the period commencing ***** and ending *****
     F. "Territory" means the United States, United States PX's wherever located, and United States territories and possessions, excluding Puerto Rico, Guam, Commonwealth of Northern Mariana Islands and Palau. However, if sales are made to chain stores in the United States which have stores in Puerto Rico, such chain stores may supply Articles to such stores in Puerto Rico.

     G. "Royalties" means a royalty in the amounts set forth below in Subparagraphs 1.G.(1)(a), (b), and (c) and Royalties shall be further governed by the provisions contained in Subparagraphs 1.G.(2)-(6).

          (1) (a) ***** of your Net Invoiced Billings to authorized customers for Articles shipped by you from a location in the Territory for delivery to a customer located in the Territory ("F.O.B. In Sales"); or

               (b) ***** of your Net Invoiced Billings to authorized customers when your customer located in the Territory takes title to the Articles outside the Territory and/or bears the risk of loss of Articles manufactured and shipped to the customer from outside the Territory ("F.O.B. Out Sales"); or

               (c) if a Minimum per Article Royalty has been specified in Subparagraph 1.D. above, and it would result in a higher royalty to be paid for the Articles, you agree to pay the higher royalty amount.

          (2) The sums which we are paid as Royalties on any sales to your Affiliates shall be no less than the sums paid on sales to customers not affiliated with you.

          (3) All sales of Articles shipped to a customer outside the Territory pursuant to a distribution permission shall bear a Royalty at the rate for F.O.B. Out Sales. However, sales of Articles to our Affiliates outside the Territory shall bear a Royalty at the rate for F.O.B. In Sales.

          (4)  No Royalties are payable on the mere manufacture of Articles.

          (5) The full Royalty percentage shall be payable on close-out or other deep discount sales of Articles, including sales to employees.

          (6) Royalties reported on sales of Articles which have been returned to you for credit or refund and on which a refund has been made or credit memo issued may be credited against Royalties due. The credit shall be taken in the Royalty Payment Period in which the refund is given or credit memo issues. Unused credits may be carried forward, but in no event shall you be entitled to a refund of Royalties.


"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."


     H.   "Net Invoiced Billings" means the following:

          (1) actual invoiced billings (i.e. sales quantity multiplied by your selling price) for Articles sold, and all other receivables of any kind whatsoever, received in payment for the Articles, whether received by you or any Affiliate of yours, except as provided in Subparagraph 1.H.(2), less "Allowable Deductions" as hereinafter defined.
          (2) The following are not part of Net Invoiced Billings: invoiced charges for transportation of Articles within the Territory which are separately identified on the sales invoices, and taxes on the sale.

     I.   "Allowable Deductions" means the following:

          (1) volume discounts, and other discounts from the invoice price (or post-invoice credits) unilaterally imposed in the regular course of business by your customers, so long as you document such discounts (or credits) to our satisfaction. In the event a documented unilateral discount (or credit) is taken with respect to combined sales of Articles and other products not licensed by us, and you cannot document the portion of the discount (or credit) applicable to the Articles, you may apply on a pro rata portion of the discount (or credit) to the Articles.

          (2) The following are not Allowable Deductions, whether granted on sales invoices or unilaterally imposed as discounts or as post-invoice credits: cash discounts granted as terms of payment; early payment discounts; allowances or discounts relating to advertising; mark down allowances; new store allowances; costs incurred in manufacturing, importing, selling or advertising Articles; freight costs incorporated in the selling price; and uncollectible accounts.

     J. "Royalty Payment Period" means each calendar quarterly period during the Principal Term and during the sell-off period, if granted.

     K. "Advance" means the following sum(s) payable by the following date(s) as an advance on Royalties to accrue in the following period(s):
             ***** payable upon your signing of this Agreement for the Principal Term.

     L. "Guarantee" means the following sum(s) which you guarantee to pay as minimum Royalties on your cumulative sales in the following period(s):

             ***** for the Principal Term.

     M. "Samples" means twelve (12) samples of each SKU of each Article, from the first production run of each supplier of each SKU of each Article.
"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."

     N.   "Promotion Commitment" means the following sum(s) which you agree to
          spend in the following way(s):    *****

     O. "Marketing Date" means the following date(s) by which the following Article(s) shall be available for purchase by the public at the retail outlets authorized pursuant to Subparagraph 2.A.:

             By December 1, 1996, but no earlier than October 1, 1996, for all Articles.

     P. "Affiliate" means, with regard to you, any corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with you; with regard to us, "Affiliate" means any corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with us. "Control" of an entity shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of such entity, whether through ownership of voting securities, by contract or otherwise.
2.   RIGHTS GRANTED

     A. In consideration for your promise to pay and your payment of all Royalties, Advances and Guarantees required hereunder, we grant you the non-exclusive right, during the Principal Term, and only within the Territory, to reproduce the Licensed Material only on or in connection with the Articles, to use such Trademarks and uses thereof as may be approved when each SKU of the Articles is approved and only on or in connection with the Articles, and to manufacture, distribute for sale and sell the Articles (other than by direct marketing methods, which includes but is not limited to, computer on-line advertising or selling, direct mail and door-to-door solicitation). You will sell the Articles only to the following retailers in the Territory for resale to the public in the Territory, or to wholesalers in the Territory for resale only to the following retailers: (1) mass market retailers (including such retailers as Target, Toys R Us, WalMart, Kmart), (2) mid-tier department stores (including such retailers as J.C. Penney and Kohl's), (3) value-oriented department stores (including such retailers as Sears, Mervyn's and Montgomery
          Ward), (4) value-oriented specialty stores (including such retailers as Kids R Us and Baby Superstores), and (5) sporting goods stores.
          You will not sell the Articles to other retailers or other wholesalers. In addition, you may not sell the Articles to retailers that sell the Articles on a duty-free basis, or to wholesalers for resale to such retailers, unless such retailer or wholesaler has a then-current license agreement with us or an Affiliate of ours permitting it to make such duty-free sales. If there is a question as to whether a particular customer falls within any of the categories specified above, our determination shall be binding. In addition, since the Articles identified in Subparagraph 1.C. as Articles Numbers 5, 6, 7, 8 and 9 are designed for use only in conjunction with the Articles identified as Articles Numbers 1,2, 3 and 4 and not in connection with other sports equipment or athletic activities, you agree that you will sell the Articles identified in Subparagraph 1.C as Articles Numbers 5, 6, 7, 8 and 9 only as part of an order which includes Articles identified as Articles Numbers 1, 2, 3 and 4.

     B. Unless we consent in writing, you shall not sell or otherwise provide Articles for use as premiums (including those in purchase-with-purchase promotions), promotions, give-aways, fund-raisers, or entries in sweepstakes, or to customers for resale by direct mail or other direct marketing methods, including, without limitation, home shopping television programs, or to customers for inclusion in another product, unless such product has been licensed by us. However, you may solicit orders by mail from those wholesalers or retailers authorized pursuant to Subparagraph 2.A. above, and you may sell to such authorized retailers which sell predominantly at retail, but which include the Articles in their mail order catalogs, or otherwise sell Articles by direct marketing methods as well as at retail. If you wish to sell the Articles to other customers for resale through mail order catalogs, you must obtain our prior written consent in each instance.

     C. Unless we consent in writing, you shall not give away or donate Articles to your accounts or other persons for purpose of promoting Article sales, except for minor quantities or samples which are not for onward distribution.

     D. Nothing contained herein shall preclude you from selling Articles to us or to any Affiliate of ours, or to your or our employees, subject to the payment to us of Royalties on such sales.

     E. We further grant you the right to reproduce the Licensed Material and to use the approved Trademarks, only within the Territory, during the Principal Term, on containers, packaging and display material for the Articles, and in advertising for the Articles.
     F. Nothing contained in this Agreement shall be deemed to imply any restriction on your freedom and that of your customers to sell the Articles at such prices as you or they shall determine.

     G. You recognize and acknowledge the vital importance to us of the characters and other proprietary material we own and create, and the association of the Disney name with them. In order to prevent the denigration of our products and the value of their association with the Disney name, and in order to ensure the dedication of your best efforts to preserve and maintain that value, you agree that, during the Principal Term and any extension hereof, you will not manufacture or distribute any merchandise embodying or bearing any artwork or other representation which we determine, in our reasonable discretion, is confusingly similar to our Disney characters or other proprietary material.

3.   ADVANCE

     A. You agree to pay the Advance, which shall be on account of Royalties to accrue during the Principal Term only, and only with respect to sales in the Territory; provided, however, that if any part of the Advance is specified hereinabove as applying to any period less than the Principal Term, such part shall be on account of Royalties to accrue during such lesser period only. If said Royalties should be less than the Advance, no part of the Advance shall be repayable.

     B. Royalties accruing during any sell-off period or extension of the Principal Term shall not be offset against the Advance unless otherwise agreed in writing. Royalties accruing during any extension of the Principal Term or any other term shall be offset only against an advance paid with respect to such extended term.
     C. In no event shall Royalties accruing by reason of any sales to us or an Affiliate of ours or by reason of sales outside the Territory pursuant to a distribution permission be offset against the Advance or any subsequent advance.

4.   GUARANTEE

     A. You shall, with your statement for each Royalty Payment Period ending on a date indicated in Subparagraph 1.L. hereof defining "Guarantee," or upon termination if the Agreement is terminated prior to the end of the Principal Term, pay us the amount, if any, by which cumulative Royalties paid with respect to sales in the Territory during any period or periods covered by the Guarantee provision, or any Guarantee provision contained in any agreement extending the term hereof, fall short of the amount of the Guarantee for such period.

     B. Advances applicable to Royalties due on sales in the period to which the Guarantee relates apply towards meeting the Guarantee.

     C. In no event shall Royalties paid with respect to sales to us or to any Affiliate of ours, or with respect to sales outside the Territory pursuant to a distribution permission, apply towards the meeting of the Guarantee or any subsequent guarantee.

5.   PRE-PRODUCTION APPROVALS

     A. As early as possible, and in any case before commercial production of any Article, you shall submit to us for our review and written approval (to utilize such materials in preparing a pre-production sample) all concepts, all preliminary and proposed final artwork, and all three-dimensional models which are to appear on or in any and all SKU's of the Article. Thereafter, you shall submit to us for our written approval a pre-production sample of each SKU of each Article. We shall endeavor to respond to such requests within a reasonable time, but such approvals should be sought as early as possible in case of delays. In addition to the foregoing, as early as possible, and in any case no later than sixty (60) days following written conceptual approval, you shall supply to us for our use for internal purposes, a mock-up, prototype or pre-production sample of each SKU of each Article on or in connection with which the Licensed Material is used. You acknowledge that we may not approve concepts or artwork submitted near the end of the Principal Term. Any pre-production approval we may give will not constitute or imply a representation or belief by us that such materials comply with any applicable laws, rules, regulations, voluntary industry standards, codes, or other obligations (collectively referred to in this Agreement as "Laws").

     B. Approval or disapproval shall lie solely in our discretion, and any SKU of any Article not so approved in writing shall be deemed unlicensed and shall not be manufactured or sold. If any unapproved SKU of any Article is being sold, we may, together with other remedies available to us, including but not limited to, immediate termination of this Agreement, by written notice require such SKU of such Article to be immediately withdrawn from the market. Any modification of any SKU of an Article, including, but not limited to, change of materials, color, design or size of the representation of Licensed Material must be submitted in advance for our written approval as if it were a new SKU of an Article. Approval of any SKU of an Article which uses particular artwork does not imply approval of such artwork for use with a different Article. The fact that artwork has been taken from a Disney publication or a previously approved Article does not mean that its use will necessarily be approved in connection with an Article licensed hereunder.

     C. If you submit for approval artwork from an article or book manufactured or published by another licensee of ours or of any Affiliate of ours, you must advise us in writing of the source of such artwork. If you fail to do so, any approval which we may give for use by you of such artwork may be withdrawn by giving you written notice thereof, and you may be required by us not to sell Articles using such artwork.

     D. You are responsible for the consistent quality and safety of the Articles and their compliance with applicable Laws. We will not unreasonably object to any change in the design of an Article or in the materials used in the manufacture of the Article or in the process of manufacturing the Articles which you advise us in writing is intended to make the Article safer or more durable.

     E. If we have supplied you with forms for use in applying for approval of artwork, models, pre-production and production samples of Articles, you shall use such forms when submitting anything for our approval.

     F. The Articles are subject to any third party approvals we deem necessary to obtain. We will act as the liaison with such third parties during the approval process.

6.   APPROVAL OF PRODUCTION SAMPLES

     A. Before shipping an Article to any customer, you agree to furnish to us, from the first production run of each supplier of each of the Articles, for our approval of all aspects of the Article in question, the number of Samples with packaging which is hereinabove set forth, which shall conform to the approved artwork, three-dimensional models and pre-production sample. Approval or disapproval of the artwork as it appears on any SKU of the Article, as well as of the quality of the Article, shall lie in our sole discretion and may, among other things, be based on unacceptable quality of the artwork or of the Article as manufactured. Any SKU of any Article not so approved shall be deemed unlicensed, shall not be sold and, unless otherwise agreed by us in writing, shall be destroyed. Such destruction shall be attested to in a certificate signed by one of your officers. Production samples of Articles for which we have approved a pre-production sample shall be deemed approved, unless within twenty (20) days of our receipt of such production sample we notify you to the contrary. Any approval of a production sample attributable to us will not constitute or imply a representation or belief by us that such production sample complies with any applicable Laws.

     B. You agree to make available at no charge such additional samples of any or all SKUs of each Article as we may from time to time reasonably request for the purpose of comparison with earlier samples, or to test for compliance with applicable Laws, and to permit us to inspect your manufacturing operations and testing records (and those of your third-party manufacturers) for the Articles.

     C. You acknowledge that we may disapprove any SKU of an Article or a production run of any SKU of an Article because the quality is unacceptable to us, and accordingly, we recommend that you submit production samples to us for approval before committing to a large original production run or to purchase a large shipment from a new supplier.

     D. No modification of an approved production sample shall be made without our further prior written approval. All SKUs of Articles being sold must conform in all respects to the approved production sample. It is understood that if in our reasonable judgment the quality of any SKU of an Article originally approved has deteriorated in later production runs, or if the SKU has otherwise been altered, we may, in addition to other remedies available to us, by written notice require such SKU of the Article to be immediately withdrawn from the market.
     E. The rights granted hereunder do not permit the sale of "seconds" or "irregulars". All Articles not meeting the standard of approved samples shall be destroyed or all Licensed Material and Trademarks shall be removed or obliterated therefrom.

     F. You are responsible for the consistent quality and safety of the Articles and their compliance with applicable Laws. We will not unreasonably object to any change in the design of an Article or in the materials used in the manufacture of the Article or in the process of manufacturing the Articles which you advise us in writing is intended to make the Article safer or more durable.

     G. We shall have the right, by written notice to you, to require modification of any SKU of any Article approved by us under any previous agreement between us pertaining to Licensed Material. Likewise, if the Principal Term of this Agreement is extended by mutual agreement, we shall have the right, by written notice to you, to require modification of any SKU of any Article approved by us under this Agreement. It is understood that there is no obligation upon either party to extend the Agreement.

     H. If we notify you of a required modification under Subparagraph 6.G. with respect to any SKU of a particular Article, such notification shall advise you of the nature of the changes required, and you shall not accept any order for any such Article until the subject SKU has been resubmitted to us with such changes and you have received our written approval of the Article as modified. However, you may continue to distribute your inventory of the previously approved Articles until such inventory is exhausted (unless such Articles are dangerously defective, as determined by us).

     I. Upon our request, you agree to give us written notice of the first ship date for each Article.

7.   APPROVAL OF PACKAGING, PROMOTIONAL MATERIAL, AND ADVERTISING

     A. All containers, packaging, display material, promotional material, catalogs, and all advertising, including but not limited to, television advertising and press releases, for Articles must be submitted to us and receive our written approval before use. To avoid unnecessary expense if changes are required, our approval thereof should be procured when such is still in rough or storyboard format. We shall endeavor to respond to requests for approval within a reasonable time. Approval or disapproval shall lie in our sole discretion, and the use of unapproved containers, packaging, display material, catalogs or advertising is prohibited. Our approval of any containers, packaging, display material, promotional material, catalogs or advertising under this Agreement will not constitute or imply a representation or belief by us that such materials comply with any applicable Laws. Whenever you shall prepare catalog sheets or other printed matter containing illustrations of Articles, you will furnish to us five (5) copies thereof when they are published.

     B. If we have supplied you with forms for use in applying for approval of artwork, models, pre-production and production samples of Articles, you shall use such forms when submitting anything for our approval.

     C. We have designed character artwork and/or a brand name logo(s) to be used by all licenses in connection with the packaging of all merchandise using the Licensed Material, and, if applicable, on hang tags and garment labels for such merchandise. We will supply you with reproduction artwork thereof, and you agree to use such artwork and/or logo(s) on the packaging of the Articles, and if applicable, on hang tags and garment labels, which you will have printed and attached to each Article at your cost. We recommend that you source the hang tags and garment labels from our authorized manufacturer (if any) of pre-approved hang tags and garment labels, the name of which will be provided to you upon request. However, you may use another manufacturer for the required hang tags and garment labels if the hang tags and garment labels manufactured are of equivalent quality and are approved by us in accordance with our usual approval process.

8.   ARTWORK

     You shall pay us, within thirty (30) days of receiving an invoice therefor, for artwork done at your request by us or third parties under contract to us in the development and creation of Articles, display, packaging or promotional material (including any artwork which in our opinion is necessary to modify artwork initially prepared by you and submitted to us for approval, subject to your prior written approval) at our then prevailing commercial art rates. Estimates of artwork charges are available upon request. While you are not obligated to utilize the services of our Art Department, you are encouraged to do so in order to minimize delays which may occur if outside artists do renditions of Licensed Material which we cannot approve and to maximize the attractiveness of the Articles.

9.   PRINT, RADIO OR TV ADVERTISING

     You will obtain all approvals necessary in connection with print, radio or television advertising, if any, which we may authorize. You represent and warrant that all advertising and promotional materials shall comply with all applicable Laws. Our approval of copy or storyboards for such advertising will not constitute or imply a representation or belief by us that such copy or storyboards comply with any applicable Laws. This Agreement does not grant you any rights to use the Licensed Material in animation. You may not use any animation or live action footage from the motion picture from which the Licensed Material comes without our prior written approval in each instance. In the event we approve the use of film clips of the motion picture from which the Licensed material comes, for use in a television commercial, you shall be responsible for any re-use fees which may be applicable, including SAG payments for talent. No reproduction of the film clip footage shall be made except for inclusion, as approved by us, in such commercial and there shall be no modifications of the film clip footage. All film clip footage shall be returned to us immediately after its inclusion in such commercial. We shall have the right to prohibit you from advertising the Articles by means of television and/or billboards. Such right shall be exercised within our absolute discretion, including without limitation for reasons of overexposure of the Licensed Material.

10.  LICENSEE NAME AND ADDRESS ON ARTICLES

     A. Your name, trade name (or a trademark of yours which you have advised us in writing that you are using) and your address (at least city and state) will appear on permanently affixed labeling on each Article or, if the Article is sold to the public in packaging or a container, printed on such packaging or a container so that the public can identify the supplier of the Article. On soft goods "permanently affixed" shall mean sewn on. RN numbers do not constitute a sufficient label under this paragraph.

     B. You shall advise us in writing of all trade names or trademarks you wish to use on Articles being sold under this license. You may sell the Articles only under mutually agreed upon trade names or trademarks.

11.  COMPLIANCE WITH APPROVED SAMPLES AND APPLICABLE LAWS AND STANDARDS

     A. Each Article and component thereof distributed hereunder shall be of good quality and free of defects in design, materials and workmanship, and shall comply with all applicable Laws, and such specifications, if any, as may have been specified in connection with this Agreement (e.g., Disney's Apparel Performance Specification Manual, if the Articles are items of apparel),and shall conform to the Sample thereof approved by us.

     B. Without limiting the foregoing, you covenant on behalf of your own company, and on behalf of all of your third-party manufacturers and suppliers, as follows:

               (1) You and they agree not to use child labor in the manufacturing, packaging or distribution of Disney merchandise. The term "child" refers to a person younger than the age for completing compulsory education, but in no case shall any child younger than fourteen (14) years of age be employed in the manufacturing, packaging or distribution of Disney merchandise.

               (2) You and they agree to provide employees with a safe and healthy workplace in compliance with all applicable Laws. You and they agree to provide us with all information we may request about manufacturing, packaging and distribution facilities for the Articles.

               (3) You and they agree only to employ persons whose presence is voluntary. You and they agree not to use prison labor, or to use corporal punishment or other forms of mental or physical coercion as a form of discipline of employees.

               (4) You and they agree to comply with all applicable wage and hour Laws, including minimum wage, overtime, and maximum hours. You and they agree to utilize fair employment practices as defined by applicable Laws.
               (5) You and they agree not to discriminate in hiring and employment practices on grounds of race, religion, national origin, political affiliation, sexual preference, or gender.

               (6) You and they agree to comply with all applicable environmental Laws.

               (7) You and they agree that we may engage in activities such an unannounced on-site inspections of manufacturing, packaging and distribution facilities in order to monitor compliance with applicable Laws.

     C. Both before and after you put Articles on the market, you shall follow reasonable and proper procedures for testing that Articles comply with all applicable Laws, and shall permit our designees to inspect testing, manufacturing and quality control records and procedures and to test the Articles for compliance. You agree to promptly reimburse us for the reasonable costs of such testing. You shall also give due consideration to any recommendations of ours that Articles exceed the requirements of applicable Laws. Articles not manufactured, packaged or distributed in accordance with applicable Laws shall be deemed unapproved, even if previously approved by us, and shall not be shipped unless and until they have been brought into full compliance therewith.

12.  DISNEY OWNERSHIP OF ALL RIGHTS IN LICENSED MATERIAL

     You acknowledge that the copyrights and all other proprietary rights in and to Licensed Material are exclusively owned by and reserved to us. You shall neither acquire nor assert copyright ownership or any other proprietary rights in Licensed Material or in any derivation, adaptation, variation or name thereof. Without limiting the foregoing, you hereby assign to us all your worldwide right, title and interest in the Licensed Material and in any material objects consisting of or incorporating drawings, paintings, animation cels, or sculptures of Licensed Material, or other derivations, adaptations, compilations, collective works, variations or names of Licensed Material, heretofore or hereafter created by or for you or any Affiliate of yours. All such new materials shall be included in the definition of "Licensed Material" under this Agreement. If any third party makes or has made any contribution to the creation of any new materials which are included in the definition of Licensed Material under this Paragraph 12, you agree to obtain from such party a full assignment of rights so that the foregoing assignment by you shall vest full rights to such new materials in us. You further covenant that any such new materials created by you or by any third party you have engaged are original to you or such third party and do not violate the rights of any other person or entity; this covenant regarding originality shall not extend to any materials we supply to you, but does apply to all materials you or your third party contractors may add thereto. The foregoing assignment to us of material objects shall not include that portion of your displays, catalogs or promotional material not containing Licensed Material, or the physical items constituting the Articles, unless such items are in the shape of the Licensed Material.


13.  COPYRIGHT NOTICE

     As a condition to the grant of rights hereunder, each Article and any other matter containing Licensed Material shall bear a properly located permanently affixed copyright notice in our name (e.g. "O Disney"), or such other notice as we may notify to you in writing. You will comply with such instructions as to form, location and content of the notice as we may give from time to time. You will not, without our prior written consent, affix to any Article or any other matter containing Licensed Material a copyright notice in any other name. If through inadvertence or otherwise a copyright notice on any Article or other such matter should appear in your name or the name of a third party, you hereby agree to assign to us the copyright represented by any such copyright notice in your name and, upon request, cause the execution and delivery to us of whatever documents are necessary to convey to us that copyright represented by any such copyright notice.
     If by inadvertence a proper copyright notice is omitted from any Article or other matter containing Licensed Material, you agree at your expense to use all reasonable efforts to correct the omission on all such Articles or other matter in process of manufacture or in distribution. You agree to advise us promptly and in writing of the steps being taken to correct any such omission and to make the corrections on existing Articles which can be located.

14.  NON-ASSOCIATION OF OTHER FANCIFUL CHARACTERS WITH LICENSED MATERIAL

     To preserve our identification with our characters and to avoid confusion of the public, you agree not to associate other characters or licensed properties with the Licensed Material or the Trademarks either on the Articles or in their packaging, or, without our written permission, on advertising, promotional or display materials. If you wish to use a character which constitutes your trademark on the Articles or their packaging, or otherwise in connection with the Articles, you agree to obtain our prior written permission.

15.  ACTIVE MARKETING OF ARTICLES

     You agree to manufacture (or have manufactured for you) and offer for sale all the Articles and to exercise the rights granted herein. You agree that by the Marketing Date applicable to a particular Article or, in the absence of such a date being specified in Subparagraph 1.0., by six (6) months from the commencement of the Principal Term, shipments to customers of such Article will have taken place in sufficient time that such Article shall be available for purchase in commercial quantities by the public at the retail outlets authorized pursuant to Subparagraph 2.A. In any case in which such sales have not taken place or when the Article is not then and thereafter available for purchase in commercial quantities by the public, we may either invoke our remedies under Paragraph 28, or withdraw such Article from the list of Articles licensed in this Agreement without obligation to you other than to give you written notice thereof.

16.  PROMOTION COMMITMENT

     You agree to carry out the Promotion Commitment, if any, as defined in Subparagraph 1.N.

17.  TRADEMARK RIGHTS AND OBLIGATIONS

     A. All uses of the Trademarks by you hereunder shall inure to our benefit. You acknowledge that we are the exclusive owner of all the Trademarks, and of any trademark incorporating all or any part of a Trademark or any Licensed Material, and the trademark rights created by such uses. Without limiting the foregoing, you hereby assign to us all the Trademarks, and any trademark incorporating all or any part of a Trademark or any Licensed Material, and the trademark rights created by such uses, together with the goodwill attaching to that part of the business in connection with which such Trademarks or trademarks are used. You agree to execute and deliver to us such documents as we require to register you as a Registered User or Permitted User of the Trademarks or such trademarks and to follow our instructions for proper use thereof in order that protection and/or registrations for the Trademarks and such trademarks may be obtained or maintained.

     B. You agree not to use any Licensed Material or Trademarks, or any trademark incorporating all or any part of a Trademark or of any Licensed Material, on any business sign, business cards, stationery or forms (except as licensed herein), or to use any Licensed Material or Trademark as the name of your business or any division thereof, unless otherwise agreed by us in writing.

     C. Nothing contained herein shall prohibit you from using your own trademarks on the Articles or your copyright notice on the Articles when the Articles contain independent material which is your property. Nothing contained herein is intended to give us any right to, and we shall not use, any trademark, copyright or patent used by you in connection with the Articles which is not derived or adapted from Licensed Material, Trademarks, or other materials owned by us.

18.  REGISTRATIONS

     Except with our written consent, neither you nor any Affiliate of yours will register or attempt in any country to register copyrights in, or to register as a trademark, service mark, design patent or industrial design, or business designation, any of the Licensed Material, Trademarks or derivation or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by us or any Affiliate of ours. In the event of breach of the foregoing, you agree, at your expense and at our request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to us such assignments and other documents as we may require to transfer to us all rights to the registrations, patents or applications involved.

19.  UNLICENSED USE OF LICENSED MATERIALS

     A. You agree that you will not use the Licensed Material, or the Trademarks or any other material the copyright to which is owned by us in any way other than as herein authorized (or as is authorized in any other written contract in effect between us). In addition to any other remedy we may have, you agree that the profits from any use thereof on products other than the Articles (unless authorized by us in writing), and all profits from the use of any other copyrighted material of ours without written authorization, shall be immediately payable to us.

     B. You agree to give us prompt written notice of any unlicensed use by third parties of Licensed Material or Trademarks, and that you will not, without our written consent, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to Licensed Material or Trademarks. Because of the need for and the high costs of an effective anti-piracy enforcement program, you agree to cooperate with us, and, if necessary, to be named by us as a sole complainant or co-complainant in any action against an infringer of the Licensed Material or Trademarks and, notwithstanding any right of yours to recover same, legal or otherwise, you agree to pay to us, and hereby waive all claims to, all damages or other monetary relief recovered in such action by reason of a judgment or settlement whether or not such damages or other monetary relief, or any part thereof, represent or are intended to represent injury sustained by you as a licensee hereunder; in any such action against an infringer, we agree to reimburse you for reasonable expenses incurred at our request, including reasonable attorney's fees if we have requested you to retain separate counsel.

20.  STATEMENTS AND PAYMENTS OF ROYALTIES

     A. You agree to furnish to us by the 30th day after each Royalty Payment Period full and accurate statements on statement forms we designate for your use, showing all information requested by such forms, including but not limited to, the quantities, Net Invoiced Billings and applicable Royalty rate(s) of Articles invoiced during the preceding Royalty Payment Period, and the quantities and invoice value of Articles returned for credit or refund in such period. At the same time you will pay us all Royalties due on billings shown by such statements. To the extent that any Royalties are not paid, you authorize us to offset Royalties due against any sums which we or any Affiliate of ours may owe to you or any Affiliate of yours. No deduction or withholding from Royalties payable to us shall be made by reason of any tax. Any applicable tax on the manufacture, distribution and sale of the Articles shall be borne by you.

     B. The statement forms we designate for your use may be changed from time to time, and you agree to use the most current form we provide to you. You agree to fully comply with all instructions supplied by us for completing such forms.

     C. In addition to the other information requested by the statement forms, your statement shall with respect to all Articles report separately:

          (1)  F.O.B. In Sales;

          (2)  F.O.B. Out Sales;

          (3)  sales of Articles by SKU and character;

          (4) sales of Articles outside the Territory pursuant to a distribution permission (indicating the country involved);

          (5) your sales of Articles as a supplier to any of our licensees or our Affiliates' licensees for the Articles (which sales shall not generate Royalties payable to us so long as such licensees are reselling the Articles and paying us royalties on such resales);

          (6)  sales of Articles to us or any Affiliate of ours;
          (7)  sales of Articles to your or our employees;

"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."


          (8) sales of Articles under any brand or program identified in Subparagraph 1.B. hereinabove;

          (9) sales of Articles to or for distribution through any mail order catalogs approved under this Agreement.

     D. Sales of items licensed under contracts with us other than this Agreement shall not be reported on the same statement as sales of Articles under this Agreement.

     E. Your statements and payments, including all Royalties and Advances, shall be delivered to Disney Enterprises, Inc., P.O. Box 101947, Atlanta, Georgia 30392. A copy of each statement must be sent to us at 500 South Buena Vista Street, Burbank, California 91521-6771, to the attention of the Contract Administrator, Consumer Products Division. If you wish to send statements and payments by overnight courier, please use the following address: Disney Enterprises, Inc., Wachovia South Metro Center, 3585 Atlanta Avenue, Hapeville, GA 30354, Attention Peggy Morris, Reference Lock box 101947.

21.  CONFIDENTIALITY

     You represent and warrant that you did not disclose to any third party the prospect of a license from us, and that you did not trade on the prospect of a license from us, prior to full execution of this Agreement. you agree to keep the terms and conditions of this Agreement confidential, and you shall not disclose such terms and conditions to any third party without obtaining our prior written consent. In the event you are required to disclose this Agreement pursuant to federal securities laws, or any other Laws, you agree to use best efforts to obtain confidential treatment of this Agreement pursuant to the applicable rules regarding obtaining confidential treatment. You agree to give us prior written notice of same and to incorporate our comments into your request for confidential treatment.

22.  INTEREST

     Royalties or any other payments due to us hereunder which are received after the due date shall bear interest at the rate of ***** per annum from the due date (or the maximum permissible by law if less than *****).

23.  AUDITS AND MAINTAINING RECORDS

     A. You agree to keep accurate records of all transactions relating to this Agreement and any prior agreement with us regarding the Licensed Material, including, without limitation, shipments to you of Articles and components thereof, inventory records, records of sales and shipments by you, and records of returns, and to preserve such records for the lesser of seven (7) years or two (2) years after the expiration of this Agreement.


"Confidential material omitted and filed separately with the Securities and Exchange Commission. Asterisk denotes such omission."


     B. We, or our representatives, shall have the right from time to time, during your normal business hours, but only for the purpose of confirming your performance hereunder, to examine and make extracts from all such records, including the general ledger, invoices and any other records which we reasonably deem appropriate to verify the accuracy of your statements or your performance hereunder, including records of your Affiliates if they are involved in activities which are the subject of this Agreement. In particular, your invoices shall identify the Articles separately from goods which are not licensed hereunder. You acknowledge that we may furnish you with an audit questionnaire, and you agree to fully and accurately complete such questionnaire, and return it to us within the designated time. Our use of an audit questionnaire shall not limit our ability to conduct any on-site audit(s) as provided above.

     C. If in an audit of your records it is determined that there is a short fall of ***** or more in Royalties reported for any Royalty Payment Period, you shall upon request from us reimburse us for the full out-of-pocket costs of the audit, including the costs of employee auditors calculated at $60 per hour per person for travel time during normal working hours and actual working time.

     D. If you have failed to keep adequate records for one or more Royalty Payment Periods, we will assume that the Royalties owed to us for such Royalty Payment Period(s) are equal to the highest Royalties owed to us in a Royalty Payment Period for which you have kept adequate records; if you have failed to keep adequate records for any Royalty Payment Period, we will assume a reasonable amount of Royalties which you will owe to us based on the records you have kept and other reasonable assumptions we deem appropriate.

24.  MANUFACTURE OF ARTICLES BY THIRD PARTY MANUFACTURERS

     A. If you at any time desire to have Articles or components thereof containing Licensed Material manufactured by a third party, whether the third party is located within or outside the United States, you must, as a condition to the continuation of this Agreement, notify us of the name and address of such manufacturer and the Articles or components involved and obtain our prior written permission to do so. If we are prepared to grant permission, we will do so if you and each of your manufacturers and any submanufacturers sign a Consent/Manufacturer's Agreement in a form which we will furnish to you and we receive all such agreements properly signed.

     (A SAMPLE OF SAID AGREEMENT FORM IS AVAILABLE ON REQUEST)

     B. It is not our policy to reveal the names of your suppliers to third parties or to any division of ours involved with buying products, except as may be necessary to enforce our contract rights or protect our trademarks and copyrights.

     C. If any such manufacturer utilizes Licensed Material or Trademarks for any unauthorized purpose, you shall cooperate fully in bringing such utilization to an immediate halt. If, by reason of your not having supplied the above mentioned agreements to us or not having given us the name of any supplier, we make any representation or take any action and are thereby subjected to any penalty or expense, you will fully compensate us for any cost or loss we sustain.

25.  INDEMNITY

     A. You shall indemnify us during and after the term hereof against all claims, demands, suits, judgments, losses, liabilities (including settlements entered into in good faith with your consent, not to be unreasonably withheld) and expenses of any nature (including reasonable attorneys' fees) arising out of your activities under this Agreement, including without limitation your negligent acts or omissions, or out of any defect (whether obvious or hidden and whether or not present in any Sample approved by us) in an Article, or arising from personal injury, or any infringement of any rights of any other person by the manufacture, sale, possession or use of Articles, or your breach of any covenant contained in this Agreement, or their failure or your failure to comply with applicable Laws. The parties indemnified hereunder shall include Disney Enterprises, Inc. and its parent, successors and subsidiaries, and their officers, directors, employees and agents. The indemnity shall not apply to any claim or liability relating to any infringement of the copyright of a third party caused by your utilization of the Licensed Material and the Trademarks in accordance with the provisions hereof.

     B. We shall indemnify you during and after the term hereof against all claims, demands, suits, judgments, losses, liabilities (including settlements entered into in good faith with our consent, not to be unreasonably withheld) and expenses of any nature (including reasonable attorneys' fees) arising out of any claim that your use of any representation of the Licensed Material or the Trademarks approved in accordance with the provisions of this Agreement infringes the copyright of any third party or infringes any right granted by us to such third party. You shall not, however, be entitled to recover for lost profits.

     C. Additionally, if by reason of any claims referred to in Subparagraph 25.B., you are precluded from selling any stock of Articles or utilizing any materials in your possession or which come into your possession by reason of any required recall, we shall be obligated to purchase such Articles and materials from you at their out-of-pocket cost to you, excluding overheads, but we shall have no other responsibility or liability with respect to such Articles or materials.

     D. We give no warranty or indemnity with respect to any liability or expense arising from any claim that use of the Licensed Material or the Trademarks on or in connection with the Articles hereunder or any packaging, advertising or promotional material infringes on any trademark right of any third party or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party, other than rights acquired from us. It is expressly agreed that it is your responsibility to carry out such investigations as you may deem appropriate to establish that Articles, packaging, and promotional and advertising material which are manufactured or created hereunder, including any use made of the Licensed Material and the Trademarks therewith, do not infringe such right of any third party, and we shall not be liable to you if such infringement occurs.

     E. You and we agree to give each other prompt written notice of any claim or suit which may arise under the indemnity provisions set forth above. Without limiting the foregoing, you agree to give us written notice of any product liability claim made or suit filed with respect to any Article, any investigations or directives regarding the Articles issued by the Consumer Product Safety Commission ("CPSC") or other federal, state or local consumer safety agency, and any notices sent by you to, or received by you from, the CPSC or other consumer safety agency regarding the Articles within seven (7) days of your receipt or promulgation of the claim, suit, investigation, directive, or notice.

26.  INSURANCE

          You shall maintain in full force and effect at all times while this Agreement is in effect and for three years thereafter commercial general liability insurance, including broad form coverage for contractual liability, property damage, products liability and personal injury liability (including bodily injury and death), waiving subrogation, with minimum limits of no less than two million dollars (US $2,000,000.00) per occurrence, and naming as additional insureds those indemnified in Paragraph 25 hereof. You also agree to maintain in full force and effect at all times while this Agreement is in effect such Worker's Compensation Insurance as is required by applicable law and Employer's Liability Insurance with minimum limits of one million dollars (US $1,000,000.00) per occurrence. All insurance shall be primary and not contributory. You shall deliver to us a certificate or certificates of insurance evidencing satisfactory coverage and indicating that we shall receive thirty (30) days unrestricted prior written notice of cancellation, non-renewal or of any material change in coverage. Your insurance shall be carried by an insurer with a BEST Guide rating of B + VII or better. Compliance herewith in no way limits your indemnity obligations, except to the extent that your insurance company actually pays us amounts which you would otherwise pay us.

27.  WITHDRAWAL OF LICENSED MATERIAL

     You agree that we may, without obligation to you other than to give you written notice thereof, withdraw from the scope of this Agreement any Licensed Material which by the Marketing Date or, in the absence of such a date being specified in Subparagraph 1.0., by six (6) months from the commencement of the Principal Term, is not being used on or in connection with the Articles. We may also withdraw any Licensed Material or Articles the use or sale of which under this Agreement would infringe or reasonably be claimed to infringe the rights of a third party, other than rights granted by us, in which case our obligations to you shall be limited to the purchase at cost of Articles and other materials utilizing such withdrawn Licensed Material which cannot be sold or used. In the case of any withdrawal under the preceding sentence, the Advances and Guarantees shall be adjusted to correspond to the time remaining in the Principal Term, or the number of Articles remaining under the Agreement, at the date of withdrawal.

28.  TERMINATION

     Without prejudice to any other right or remedy available to us:

     A. We shall have the right at any time to terminate this Agreement by giving you written notice thereof, if you fail to manufacture, sell and distribute the Articles, or to furnish statements and pay Royalties as herein provided, or if you otherwise breach the terms of this Agreement, and if any such failure is not corrected within fifteen (15) days after we send you written notice thereof.

     B. We shall have the right at any time to terminate this Agreement immediately by giving you written notice thereof:

          (1) if you deliver to any customer without our written authorization merchandise containing representations of Licensed Material or other material the copyright or other proprietary rights to which are owned by us other than Articles listed herein and approved in accordance with the provisions hereof;

          (2) if you deliver Articles outside the Territory or knowingly sell Articles to a third party for delivery outside the Territory, unless pursuant to a written distribution permission or separate written license agreement with us or any Affiliate of ours;

          (3) if a breach occurs which is of the same nature, and which violates the same provision of this Agreement, as a breach of which we have previously given you written notice;

          (4) if you breach any material term of any other license agreement between us, and we terminate such agreement for cause;

          (5) if you shall make any assignment for the benefit of creditors, or file a petition in bankruptcy, or are adjudged bankrupt, or become insolvent, or are placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term;

          (6) if you are not permitted or are unable to operate your business in the usual manner, or are not permitted or are unable to provide us with assurance satisfactory to us that you will so operate your business, as debtor in possession or its equivalent, or are not permitted, or are unable to otherwise meet your obligations under this Agreement or to provide us with assurance satisfactory to us that you will meet such obligations; and/or

          (7) if you breach any covenant set forth in Paragraph 11 of this Agreement.

29.  RIGHTS AND OBLIGATIONS UPON EXPIRATION OR TERMINATION

     A. Upon the expiration or termination of this Agreement, all rights herein granted to you shall revert to us, and we shall be entitled to retain all Royalties and other things of value paid or delivered to us. You agree that the Articles shall be manufactured during the Principal Term in quantities consistent with anticipated demand therefor so as not to result in an excessive inventory build-up immediately prior to the end of the Principal Term. You agree that from the expiration or termination of this Agreement you shall neither manufacture nor have manufactured for you any Articles, that you will deliver to us any and all artwork (including Style Guides, animation cels and drawings) which may have been used or created by you in connection with this Agreement, that you will at our option either sell to us at cost or destroy or efface any molds, plates and other items used to reproduce Licensed Material or Trademarks, and that, except as hereinafter provided, you will cease selling Articles. Any unauthorized distribution of Articles after the expiration or termination of this Agreement shall constitute copyright infringement.

     B. If you have any unsold Articles in inventory on the expiration or termination date, you shall provide us with a full statement of the kinds and numbers of such unsold Articles. If such statement has been provided to us and if you have fully complied with the terms of this Agreement, including the payment of all Royalties due and the Guarantee, upon notice from us you shall have the right for a limited period of three (3) calendar months from such expiration or earlier termination date to sell off and deliver such Articles as authorized under Subparagraph 2.A. You shall furnish us statements covering such sales and pay us Royalties in respect of such sales. Such Royalties shall not be applied against the Advance or towards meeting the Guarantee.

     C. In recognition of our interest in maintaining a stable and viable market for the Articles during and after the Principal Term and any sell-off period, you agree to refrain from "dumping" the Articles in the market during any sell-off period granted to you. "Dumping" shall mean the distribution of product at volume levels significantly above your prior sales practices with respect to the Articles, and at price levels so far below your prior sales practices with respect to the Articles as to disparage the Articles; provided, however, that nothing contained herein shall be deemed to restrict your ability to set product prices at your discretion.

     D. Except as otherwise agreed by us in writing, any inventory of Articles in your possession or control after the expiration or termination hereof and of any sell-off period granted hereunder shall be destroyed, or all Licensed Material and Trademarks removed or obliterated therefrom.
     E. If we supply you with forms regarding compliance with this Paragraph 29, you agree to complete, execute and return such forms to us expeditiously.

     F. Notwithstanding any provision to the contrary, in the case of termination under Paragraph 28.B. (5) or (6), in order to protect the value of the Articles and to avoid any disparagement of the Articles which could occur as a result of the circumstances of termination, we shall have the option, in our absolute discretion, to purchase any or all unsold Articles in your inventory on the termination date at 20% over your cost of goods for such Articles (not including overhead).

30.  WAIVERS

     A waiver by either of us at any time of a breach of any provision of this Agreement shall not apply to any breach of any other provision of this Agreement, or imply that a breach of the same provision at any other time has been or will be waived, or that this Agreement has been in any way amended, nor shall any failure by either party to object to conduct of the other be deemed to waive such party's right to claim that a repetition of such conduct is a beach hereof.

31.  PURCHASE OF ARTICLES BY US

     If we wish to purchase Articles, you agree to sell such Articles to us or any Affiliate of ours at as low a price as your charge for similar quantities sold to your regular customers and to pay us Royalties on any such sales.

32.  NON-ASSIGNABILITY

     A. You shall not voluntarily or by operation of law assign, sub-license, transfer, encumber or otherwise dispose of all or any part of your interest in this Agreement without our prior written consent, to be granted or withheld in our absolute discretion. Any attempted assignment, sub-license, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. "Transfer" within the meaning of this Paragraph 32 shall include any merger or consolidation involving your company or your parent (if any); any sale or consolidation involving your company or your parent (if any); any sale or transfer of all or substantially all of your (or your parent) company's assets; any transfer of your rights hereunder to a division, business segment or other entity of yours other than the one specifically referenced on page 1 hereof (or any sale or attempted sale of Articles under a trademark or trade name of such division, business segment or other entity); and any transaction or series of related transactions resulting in the transfer of thirty-three and one-third percent (33-1/3%) or more of the voting stock of your (or your parent) company (or, if your company is a partnership, thirty-three and one-third percent (33-1/3%) or more of the profit and loss participation in your company, or the occurrence of any of the foregoing with respect to any general partner of your company).

     B. You agree to provide us with at least two (2) weeks prior written notice of any desired assignment of this Agreement or other transfer as defined in Subparagraph 32.A. Our consent (if given) to any assignment of this Agreement or other transfer as defined in Subparagraph 32.A. shall be subject to such terms and conditions as we deem appropriate, including but not limited to, payment of a transfer. The amount of the transfer fee shall be determined by us based upon the circumstances of the particular assignment or transfer, taking into account such factors as the estimated value of the license being assigned or otherwise transferred; the risk of business interruption or loss of quality, production or control we may suffer as a result of the assignment or other transfer; the identity, reputation, creditworthiness, financial condition and business capabilities of the proposed assignee or transferee; and our internal costs related to the assignment or other transfer; provided, however, in no event shall the transfer fee be less than $100,000.00. The foregoing transfer fee shall not apply if this Agreement is assigned to one of your Affiliates as part of a corporate reorganization involving some or all of the entities existing in your corporate structure when this Agreement is signed; provided, whoever, that you must give us written notice of such assignment and a description of the reorganization. If you have more than one merchandise license agreement with us for the Territory, and an event occurs which would trigger the transfer fee provisions of this Paragraph 32, you need only pay to us one transfer fee, determined by us as set forth above. The provisions of this Subparagraph 32.B. shall supersede any conflicting provisions on this subject in any merchandise license agreement previously entered into between you and us.

     C. Notwithstanding Subparagraphs 32.A. and B., you may, upon written notice to us, unless we have objected within thirty (30) days of receipt of such notice, sublicense your rights hereunder to your Affiliates. You hereby irrevocably and unconditionally guarantee that they will observe and perform all of your obligations hereunder, including, without limitation, the provisions governing approvals, and compliance with approved samples, applicable Laws, and all other provisions hereof and act in accordance with your obligations hereunder. Any involvement of an Affiliate in the activities which are the subject of this Agreement shall be deemed carried on pursuant to such a sublicense and thus covered by such guarantee, but, unless notified to us and not timely objected to, such involvement may be treated by us as a breach of this Agreement.

33.  RELATIONSHIP
     This Agreement does not provide for a joint venture, partnership, agency or employment relationship between us, or any other relationship than that of licensor and licensee.

34.  CONSTRUCTION

     The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties. Headings of paragraphs herein are for convenience of reference only and are without substantive significance.

35.  MODIFICATIONS OR EXTENSIONS OF THIS AGREEMENT

     Except as otherwise provided herein, this Agreement can only be extended or modified by a writing signed by both parties.

36.  NOTICES

     All notices which either party is required or may desire to serve upon the other party shall be in writing, addressed to the party to be served at the address set forth on page 1 of this Agreement, and may be served personally or by deposing the same addressed as herein provided (unless and until otherwise notified), postage prepaid, in the United States mail. Such notice shall be deemed served upon personal delivery or upon the date of mailing; provided, however, that we shall be deemed to have been served with a notice of a request for approval of materials under this Agreement only upon our actual receipt of the request and of any required accompanying materials. Any notice sent to us hereunder shall be sent to the attention of "Vice President, Licensing", unless we advise you in writing otherwise.

37.  MUSIC
     Music is not licensed hereunder. Any charges, fees or royalties payable for music rights or any other rights not covered by this Agreement shall be additional to the Royalties and covered by separate agreement.

38.  PREVIOUS AGREEMENTS

     This Agreement, and any confidentiality agreement you may have signed pertaining to any of the Licensed Material, contains the entire agreement between us concerning the subject matter hereof and supersedes any pre-existing or contemporaneous agreement and any oral or written communications between us.

39.  CHOICE OF LAW AND FORUM

     This Agreement shall be deemed to be entered into in California and shall be governed and interpreted according to the laws of the State of California. Any legal actions pertaining to this Agreement shall be commenced within the State of California and within either Los Angeles or Orange Counties. The prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred therein.

40.  EQUITABLE RELIEF

     You acknowledge that we will have no adequate remedy at law if you continue to manufacture, sell, advertise, promote or distribute the Articles upon the expiration or termination of this Agreement. You acknowledge and agree that, in addition to any and all other remedies available to us, we shall have the right to have any such activity by you restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of our posting any bond.
41.  GOODWILL

     You acknowledge that the rights and powers retained by us hereunder are necessary to protect our copyrights and property rights, and, specifically, to conserve the goodwill and good name of our products and company, and the name "Disney", and therefore you agree that you will not allow the same to become involved in matters which will, or could, detract from or impugn the public acceptance and popularity thereof, or impair their legal status.

42.  POWER TO SIGN

     The parties warrant and represent that their respective representatives signing this Agreement have full power and proper authority to sign this Agreement and to bind the parties.

43.  SURVIVAL OF OBLIGATIONS

     The respective obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including but not limited to indemnification, insurance, payment of Royalties, and Paragraph 29, shall survive termination, cancellation or expiration of this Agreement.

Please sign below under the word "Agreed". When signed by both parties this shall constitute an agreement between us.

DISNEY ENTERPRISES, INC.

By:        /s/ Steve Cipolla
Title:    Vice President
Date:     5/1/96
AGREED:

BROOKFIELD ATHLETIC COMPANY, INC.

By:  /s/ James A. Buchanan
Title:    President